Exhibit 10.12
FIRST AMENDMENT
TO EXECUTIVE CHANGE IN CONTROL AGREEMENT
         This First Amendment (“Amendment”) to the Executive Change in Control Agreement (“Agreement”) dated as of June 21, 2005, between Teleflex Incorporated (the “Company”) and Vince Northfield (“Employee”) is hereby made by the Company and Employee effective as of January 1, 2009.
Background Information
A.	The Company and Employee (collectively the “Parties”) desire to amend the Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury Regulations and other guidance issued thereunder.

B.	Section 16(a) of the Agreement authorizes the Parties to amend the Agreement in a written document executed by both Parties.
Amendment of the Agreement
         In consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
1.	The definition of “Commencement Date” is amended by deleting the following from the end thereof:

“, unless earlier payment of compensation or benefits under this Agreement is permissible under Section 409A of the Code, in which case Commencement Date shall mean the earliest permissible date.”

2.	The definition of “Termination of Employment” is amended by adding the following at the end thereof:

“Employee’s Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the ‘separation from service’ requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that the Company and Employee reasonably anticipated that no further service would be performed after a certain date or that the level of bona fide services Employee would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately proceeding 36-month period (or actual period of service, if less).”

3.	Subsection (iii) of Section 3(c) of the Agreement is amended in its entirety to read as follows:

“(iii) in the event the Employee was a participant in such plan prior to the Termination Date, the Employer Non-Elective Contributions with which Employee would have been credited under the Teleflex Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”) for each of the next two (2) plan years following the plan year which includes the Termination Date, based upon the Employee’s Compensation and Bonus, as those terms are defined in the Deferred Compensation Plan, for each of the two (2) plan years immediately following the plan year which includes the Termination Date and are the same as Employee’s Compensation and Target Bonus for the plan year which includes the Termination Date.”
4.	Section 3(d)(i) of the Agreement is amended in its entirety to read as follows:

“Employee shall receive an amount equal to two times Employee’s Base Salary (the “Base Salary Severance Amount”), which shall be divided into 24 equal monthly installments and paid as follows: (A) on the Commencement Date an amount equal to the first seven monthly installments and (B) an additional monthly installment on the first day of each month thereafter for the next seventeen months . However, if the Change of Control does not satisfy the requirements to be a ‘change in control’ for purposes of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, then, if necessary to satisfy Code Section 409A, the Base Salary Severance Amount shall be divided into 18 equal monthly installments (increased by one additional month for each completed year of full-time employment by Employee from and after January 1, 2008, not to exceed an additional six months) and paid as follows: (A) on the Commencement Date an amount equal to the first seven monthly installments and (B) an additional monthly installment on the first day of each month thereafter until all of the installments have been paid.”

5.	Section 3(d)(ii) of the Agreement is amended by adding the following at the end thereof:

“The amount paid on each such date shall be paid in the form of a single lump sum cash payment.”

6.	Section 3(d)(iii) of the Agreement is amended in its entirety to read as follows:

“The Company shall continue to provide health and dental benefits under the Company’s then-current health and dental plans for Employee and Employee’s spouse and eligible dependents during the balance of the Benefit Period on the same basis as if Employee had continued to be employed during that period. If the continuation of coverage under the Company’s health and dental plans for Employee and Employee’s spouse and eligible dependents results in a violation of Section 105(h) of the Code, the continuation of coverage will be on an after-tax basis with the portion of the monthly cost of coverage paid by the Company being additional taxable income. If the continuation of coverage under the Company’s health and dental plans will be on an after-tax basis, the Company will pay Employee a lump sum cash payment on the last day of each applicable month during the Benefit Period (or balance thereof) so that Employee will be in the same position as if the continuation of coverage could have been provided on a pre-tax basis. The COBRA health care continuation coverage period under Section 4980B of the Code shall begin at the end of the Health Care Continuation Period. Notwithstanding the preceding, if Employee and Employee’s spouse and eligible dependents are not eligible to continue coverage under the Company’s health and/or dental plan(s), the Company will reimburse Employee in cash on the last day of each month during the Benefit Period (or balance thereof) an amount based on the cost actually paid by Employee for that month to maintain health and/or dental insurance coverage from commercial sources that is comparable to the health and/or dental coverage Employee last elected as an employee for Employee and Employee’s spouse and eligible dependents under the Company’s health and/or dental plan(s) covering Employee, where the net monthly reimbursement after taxes are withheld will equal the Company’s portion of the cost paid by Employee for that month’s coverage determined in accordance with the Company’s policy then in effect for employee cost sharing, on substantially the same terms as would be applicable to an executive officer of the Company.”
7.	Section 3(d)(iv) of the Agreement is amended in its entirety to read as follows:

“The Company shall reimburse Employee for the cost of outplacement assistance services incurred by Employee up to a maximum of $20,000, which shall be provided by an outplacement agency selected by Employee. The Company shall reimburse Employee within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service costs incurred by Executive on or prior to the last day of the second year following the Termination Year.”

8.	Section 3(d)(v) of the Agreement is renumbered as Section 3(e) (and the remaining subsections of Section 3 are renumbered accordingly) and amended in its entirety to read as follows:

“(e) If Employee was provided with the use of an automobile as of the Termination Date, Employee may continue to use such automobile during the Benefit Period. If Employee received a cash vehicle allowance as of the Termination Date, the Company shall pay Employee a cash vehicle allowance during the Benefit Period equal to what it would cost Employee to lease the vehicle utilized by Employee immediately prior to the Termination Date, calculated by assuming that the lease is a three (3) year closed-end lease. The allowance shall generally be paid in equal monthly payments; provided, however, that payment of the monthly payments shall not begin until the Commencement Date. On the Commencement Date, Employee shall receive a lump sum cash payment equal to the sum of the monthly payments that would have been paid between the Termination Date and Commencement Date plus the monthly payment for the month in which the Commencement Date occurs. The Company will pay the remaining monthly payments on the first day of each month following the Commencement Date.”

9.	Section 3(f) of the Agreement (Section 3(g) after renumbering) is amended in its entirety to read as follows:

“As a condition to the obligation of the Company to pay compensation and provide benefits under this Agreement, the Company shall have received from Employee immediately following the Termination Date a written waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (but subject to any necessary adjustments reasonably determined by the Company to be necessary to comply with applicable laws and regulations in effect as of Employee’s Termination

Date) executed by Employee (the “Release”), and Employee shall not thereafter revoke the Release. If Employee fails to execute or revokes the Release, no payments or benefits shall thereafter be made or provided to Employee pursuant to this Agreement.”
10.	The following new Section 3(h) is added to the Agreement:

“(h) Taxable Benefits. Any taxable welfare benefits provided pursuant to this Section 3 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the applicable Benefit Period, as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. If Employee is a “specified employee”, as defined in Code Section 409A, then during the period of six months immediately following Employee’s Termination of Employment, Employee shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Employee for any such payments on the first business day that is more than six months after the Termination Date.”

11.	Section 4(b) of the Agreement is amended by adding the following at the end thereof:

“In no event will the Gross-Up Payment be made later than the end of Employee’s taxable year next following the taxable year in which the related excise tax is remitted to the Internal Revenue Service or any other applicable taxing authority, it being understood that the foregoing limitation is intended to ensure compliance with Code Section 409A, and shall not serve to extend or otherwise delay the time period within which the Company is required to make the Gross-Up Payment to Employee in accordance with the terms set forth in this Section 4(b).”

12.	Section 8 of the Agreement, “Enforcement”, is amended by adding the following at the end thereof:

“The Company shall reimburse Employee for expenses under this Section 8 no later than the end of the calendar year next following the calendar year in which such expenses were incurred, it being understood that the foregoing limitation is intended to ensure compliance with Code Section 409A, and shall not serve to extend or otherwise delay the time period within which the Company is required to reimburse Employee for expenses as set forth in this Section 8. The Company shall not be obligated to pay any such expenses for which Employee fails to make a demand and submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year. Employee’s right to have the Company pay the expenses may not be liquidated or exchanged for any other benefit.”
13.	The following new Section 16(d) is added to the Agreement:

“(d) It is the Parties’ intention that the benefits and rights to which Employee could become entitled in connection with Termination of Employment comply with Code Section 409A. If Employee or the Company believes, at any time, that any of such benefits or rights do not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Employee and the Company).”

14.	Miscellaneous. Except as herein provided, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, excluding any conflict or choice of law rules or principles that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Amendment.
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          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this First Amendment to the Executive Change in Control Agreement on this 22nd day of December, 2008.

TELEFLEX INCORPORATED:		EXECUTIVE:

By: Name:	/s/ Jeffrey P. Black Jeffrey P. Black	/s/ Vince Northfield Vince Northfield
Title:	Chairman, Chief Executive Officer
and President